                     SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, DC 20549

			SCHEDULE 13G
			(RULE 13d-102)

	   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
	TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
			PURSUANT TO RULE 13d-2(b)
			(Amendment No. __3___)*

			Ashford Hospitality Trust
                              (Name of Issuer)

				Common Stock
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                       (Title of Class of Securities)

				044103109
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                              (CUSIP Number)

				12/31/2007
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 044103109                 	13G           PAGE  2   OF  5  PAGES


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1. 	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Munder Capital Management
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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     	(a) [ ]
     	(see instructions)                                 	(b) [ ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
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                  	5.       SOLE VOTING POWER

      NUMBER OF                     	3,567,410
       SHARES              -----------------------------------------------------
    BENEFICIALLY     	6.       SHARED VOTING POWER
       OWNED BY
         EACH				0
     REPORTING             -----------------------------------------------------
    PERSON WITH         7.       SOLE DISPOSITIVE POWER

					3,610,285
                  	   -----------------------------------------------------
           		8.       SHARED DISPOSITIVE POWER

                            		0
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	 3,610,285
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 10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        	SHARES (SEE INSTRUCTIONS)                                 [ ]

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 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.9%
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 12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
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CUSIP NO. 044103109              13G       	   PAGE  3   OF  5  PAGES

Item 1.

	(a)	Name of Issuer:

		Ashford Hospitality Trust, Inc.

	(b)	Address of Issuer's Principal Executive Offices:

		14185 Dallas Parkway, Suite 1100
		Dallas, Texas 75254

Item 2.
	(a)	Name of Person Filing:

		Munder Capital Management ("Munder")

	(b)	Address of Principal Business Office:

		Munder Capital Center
		480 Pierce Street
		Birmingham, MI  48009

	(c)	Citizenship:

		Munder is a general partnership formed under the laws of the State of Delaware

	(d)	Title of Class of Securities:

		Common Stock

	(e)	CUSIP Number:

		044103109

Item 3. 	If this statement is filed pursuant to 240.13d-1(b) or
		240.13d-2(b) or (c), check
		whether the person filing is a:

	(e)	[X]	An investment adviser in accordance with 240.13d-1
			(b)(1)(ii)(E);

CUSIP NO. 044103109                 	13G       	  PAGE  4  OF  5  PAGES

Item 4.		Ownership

	(a)	Amount Beneficially Owned:
			3,610,285 shares (the "Common Stock")

	(b)	Percent of Class
			2.9%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:
				3,567,410

		(ii)	shared power to vote or direct the vote:
				0

		(iii)	sole power to dispose or to direct the disposition of:
				3,610,285

		(iv)	shared power to dispose or direct the disposition of:
				0

Item 5.		Ownership of Five Percent or Less of a Class

		If this statement is being filed to report the fact that as
of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
following	?.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable.

Item 7.		Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company

		Not Applicable.

Item 8.		Identification and Classification of Members of the Group

		Not Applicable.

Item 9.		Notice of Dissolution of Group

		Not Applicable.

CUSIP NO. 044103109              	13G       	  PAGE  5  OF  5  PAGES


Item 10.	Certification

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					February 11, 2008

					MUNDER CAPITAL MANAGEMENT,
					a Delaware general partnership


					By:	/s/ Mary Ann C. Shumaker
					Its:	Associate General Counsel